ADDENDUM TO

                          INVESTMENT ADVISORY AGREEMENT

                               Dated March 1, 1997

                                     between

                             THE VICTORY PORTFOLIOS
                                       and

                            KEY ASSET MANAGEMENT INC.


      This Addendum to the Investment Advisory Agreement ("Agreement") dated March 1, 1997, between The Victory Portfolios, on behalf of those series listed on Schedule A, as may be amended from time to time, and Key Asset Management Inc. is made as of May 23,2001.

      WHEREAS the parties agree to make non-material changes or corrections to the Agreement.

      NOW THEREFORE, the following non-material changes or corrections shall be made to the Agreement:

A.    Replace "Key Asset Management  Inc." with : "Victory Capital  Management
   Inc."

B.    Replace the first paragraph of Item 3(b) to read as follows:

         (b)   Manager  of  Managers  Structure.  To the  extent  the Fund has adopted or adopts a "manager of managers" structure in reliance on the Manager of Manager Order, subject to the review of the Board of Trustees, the Adviser shall:

C.    Replace Item 17 entitled Notices to read as follows:

         17. Notices. Notices of any kind to be given to the Company hereunder by the Adviser shall be in writing and shall be duly given if mailed or delivered to The Victory Portfolios, 3435 Stelzer Road, Columbus, Ohio 43219-3035, Attention: Sue A. Walters and Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, New York, 10022, Attention: Jay G. Baris, Esq., or at such other address or to such individual as shall be so specified by the Company to the Adviser. Notices of any kind to be given to the Adviser hereunder by the Company shall be in writing and shall be duly given if mailed or delivered to the Adviser at 127 Public Square, Cleveland, Ohio 44114-1306, Attention: Kathleen A. Dennis, with a copy to William J. Blake, Esq., or at such other address or to such individual as shall be so specified by the Adviser to the Company. Notices shall be effective upon delivery.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date written above.


THE VICTORY PORTFOLIOS              VICTORY CAPITAL MANAGEMENT INC.
on behalf of the Funds listed on
Schedule A, individually and not
jointly


By: /s/ Darin Dugenske              By: /s/ Kathleen A. Dennis
  -------------------------------     -----------------------------------
Name:  Darin Dugenske               Name:  Kathleen A. Dennis
Title: Secretary                    Title: Senior Managing Director

                                  SCHEDULE A


                                      Fee, at an annual rate,
                                      expressed as a percentage of average daily
Name of Fund                          net assets.*
---------------------------------     -----------------------------------------


1.    Balanced Fund                          0.80%
2.    Convertible Securities Fund            0.75%
3.    Diversified Stock Fund                 0.65%
4.    Equity Income Fund                     0.75%
5.    Federal Money Market Fund              0.25%
6.    Financial Reserves Fund                0.50%
7.    Fund for Income                        0.50%
8.    Growth Fund                            0.75%
9.    Institutional Money Market Fund        0.20%
10.   Intermediate Income Fund               0.75%
11.   Investment Quality Bond Fund           0.75%
12.   LifeChoice Conservative Investor Fund  0.20%
13.   LifeChoice Growth Investor Fund        0.20%
14.   LifeChoice Moderate Investor Fund      0.20%
15.   Limited Term Income Fund               0.50%
16.   Maine Municipal Bond Fund              0.55%
       (Intermediate)
17.   Maine Municipal Bond Fund              0.55%
       (Short-Intermediate)
18.   Michigan Municipal Bond Fund           0.60%
19.   National Municipal Bond Fund           0.55%
20.   National Municipal Bond Fund (Long)    0.60%
21.   National Municipal Bond                0.55%
       (Short-Intermediate)
22.   New York Tax-Free Fund                 0.55%
23.   Ohio Municipal Bond Fund               0.60%
24.   Ohio Municipal Money Market Fund       0.50%
25.   Prime Obligations Fund                 0.35%
26.   Small Company Opportunity Fund         0.65% on the first $100 million,
                                               0.55% on the next $100 million,
                                               0.45% in excess of $200 million.
27.   Special Value Fund                     0.80%
28.   Stock Index Fund                       0.60%
29.   Tax-Free Money Market Fund             0.35%
30.   U.S. Government Obligations Fund       0.35%
31.   Value Fund                             0.75%

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*  Note,  however,  that  the  Adviser  shall  have  the  right,  but  not the obligation, to voluntarily waive any portion of the advisory fee from time to time. Any such voluntary waiver will be irrevocable and determined in advance of rendering investment advisory services by the Adviser, and shall be in writing and signed by the parties hereto.